FRAMEWORK OF THE DEAL PROPOSED

     A. Perot Systems has exclusivity over OM's Clearing Products and Services in US

     B. Perot Systems establishes the US Clearinghouse including counter party risk handling

     C. Perot Systems runs the clearing process in the US

     D. OM deliver, (operate?), support and maintain & further develop the clearing product & services according to US requirements

     E. OM provides professional training services to Perot Systems

     F. OM receives an up front payment corresponding to 10% of estimated gross income over 5 years

     G. OM receives 50/50 continuous sharing of gross income

ASSUMING MARKET SHARE REACHING 50% IN 5 YEARS - HIGH LEVEL PRO FORMA (EXPENSES NOT INCLUDED) IS AS FOLLOWS:

                              2000          2001         2002           2003         2004           2005
                              ----          ----         ----           ----         ----           ----
year                            1             2            3              4             5             6

market share                   5%            10%          20%            40%           50%           50%
------------               ----------    ----------    ----------    ----------    ----------    ----------
Calif Only   clearing            6.25            25           100           400           100           200
             volumes

Calif Only   revenues         125,000       500,000     2,000,000     8,000,000    20,000,000    20,000,000

OM Fees      10% revenue    3,062,500
(one time)   years 1-5

OM Fees      50% gross         62,500       250,000     1,000,000     4,000,000    10,000,000    10,000,000
(recurring)

net annual   gross $       (3,000,000)      250,000     1,000,000     4,000,000    10,000,000    10,000,000
(no PV adjustment)

Cumulative net $           (3,000,000)   (2,750,000)   (1,750,000)    2,250,000    12,250,000    22,250,000
(no PV adjustment)

ACTION D APPROACH
-----------------
1. Create spread sheet

   a.  break out in
       separate spread sheet
       person-by-person costs
       separating start-up vs ongoing

                         Estimated
                         Costing       Role/      Timeline
Process Elements         Assumptions   Response   IQ 2000
----------------         -----------   --------   --------
(include the "unknown"   (tagged          PSC
areas which were         page offers      OM
recognized)              some specific
                         roles with)

2. Create assumptions sheet denoting unknowns and activities which must be embraced to resolve
Activities (Refer to legal risks of Energy Trading)

- e.g. CFTC research
       acquire - align

- settlement banks deposit banks

- Exchanges, Online
  or Prospects

- SEC Obligations

FERC Obligations: CFTC obligation
                  and shaping contracts (standards)
                  to cover products chosen

CAPX issue

Market Validations

3. Recreate pro forma models (see notes)

4. Attempt to construct "what if" versions based on initial capitalization [ILLEGIBLE].

H7S - M7S
M88
4 104 - M
M117